Exhibit 99.1

NEWS RELEASE
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
(949) 255-8700

Contact:	Bernard J. Pitz
Chief Financial Officer
Phone: (949) 255-8700

SYBRON DENTAL SPECIALTIES, INC. REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER OF FISCAL 2006

NEWPORT BEACH, CA (February 6, 2006): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, announced today its financial results for its first fiscal quarter ended December 31, 2005.

FIRST QUARTER RESULTS

Net sales for the first quarter of fiscal 2006 totaled $158.0 million, an increase of 6.0% over the $149.0 million in net sales in the corresponding prior year period. Sybron’s internal net sales, which exclude currency fluctuations and include only the organic growth of acquisitions made in the past twelve months, grew 6.8% in the first quarter over the same period of the prior year. The internal net sales growth rate of the Company’s consumable products was 7.0%. The sales of these products accounted for approximately 96% of the Company’s total net sales in the quarter. The attached table provides a reconciliation of the Company’s internal net sales growth to net sales growth calculated according to generally accepted accounting principles (GAAP).

Net income for the first quarter of fiscal 2006 was $14.5 million, a decrease of 3.4% over net income of $15.0 million in the same period of the prior year. Fully diluted earnings per share were $0.35 in the first quarter of fiscal 2006, a decrease of 5.4% over fully diluted earnings per share of $0.37 in the same period of the previous year. Excluding stock compensation expense, which was not recognized in prior years, fully diluted earnings per share were $0.39 in the first quarter of fiscal 2006. The attached table provides a reconciliation of the Company’s fully diluted earnings per share, excluding stock compensation expense, to fully diluted earnings per share calculated according to GAAP. The First Call consensus estimate of $0.43 per share for the first quarter of 2006 also excludes non-cash compensation charges.

Results for the current quarter included a $2.1 million non-cash amortization charge associated with the correction of the purchase price allocation for two acquisitions previously made by the Company, one made in 2002 and the other in 2003, as well as a change in the estimated useful life of intangibles related to the Innova acquisition made in October 2004. Current quarter results were also negatively impacted by unfavorable currency exchange rates which reduced pre-tax income by $2.8 million when compared to the same period last year. The $2.1 million charge and the impact of unfavorable currency exchange rates decreased fully diluted earnings per share by $0.03 and $0.05, respectively and $0.08 in total.

In the first quarter of fiscal 2006, Sybron generated $24.7 million in cash flows from operating activities. This compares with cash flows from operating activities of $19.8 million in the first quarter of fiscal 2005. During the first quarter of fiscal 2006 Sybron made $2.7 million in capital expenditures which compares with capital expenditures of $3.4 million during the same period of fiscal 2005.

“We continued to generate organic growth rates above our historical levels in both the Professional Dental and Specialty Products segments,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “However, sales were slightly lower than our expectations due to minor shortfalls in a few Professional Dental product lines. In addition, sales growth in the Specialty Products segment was slightly lower than expected due to the softness we experienced in our dental implant business.”

SEGMENT SALES HIGHLIGHTS

In the first quarter, internal net sales of the Company’s Professional Dental segment increased 6.8% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 5.6%. Net sales in the quarter were positively impacted by strong sales of the Company’s MaxCem™ self-adhesive cement, infection prevention products, and new products such as the Demetron® LED II curing light and the Orascoptic® Portable LED Light Source.

During the first quarter, internal net sales of the Company’s Specialty Products segment grew 6.7% over the same period in the prior year. Total net sales were positively impacted by strong sales of the Company’s Damon™ 3 metal and aesthetic brackets, titanium brackets, Inspire® Ice brackets and nickel titanium endodontic files.

FIRST QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the first quarter of 2006 were 56.9%, which is similar to the 57.3% in gross margins in the same period of the prior year. Foreign currency exchange rates negatively impacted gross margins in the first quarter of 2006 by approximately 60 basis points.

Selling, general and administrative expenses (SG&A) were $64.1 million, or 40.6% of net sales, in the first quarter of 2006, compared with $58.0 million, or 38.9% of net sales, in the same period of the prior year. In the first quarter of 2006, SG&A included $2.5 million in stock compensation expense as well as the $2.1 million non-cash amortization charge described above. Neither of these expense items were included in the first quarter of fiscal 2005. Excluding stock compensation expense, SG&A was 39.0% of net sales in the first quarter of 2006. The attached table provides a reconciliation of the Company’s SG&A expense excluding stock compensation expense to SG&A expense according to GAAP.

The increase from 38.9% to 39.0% was the result of a $2.1 million increase in amortization expense which impacted SG&A as a percent of sales by 130 basis points and offset a number of improvements resulting from cost control initiatives. The $2.1 million non-cash amortization charge recorded in the current quarter includes $1.9 million related to prior periods and approximately $0.2 million related to the current quarter. As a result of the correction to the Company’s intangible assets and their useful lives, Sybron expects to record this additional $0.2 million in amortization expense per quarter, going forward. The Company’s management concluded that the effect of the delay in recording the charges was not material to any of the prior periods in which increased amortization expense should have been recognized and the correcting entries are not material to the first quarter of fiscal 2006.

Research and development expenditures were $2.9 million in the first quarter of 2006, an increase of 4.7% over the $2.8 million of expenditures in the same period of the prior year.

Operating income for the first quarter of 2006 was $25.9 million, or 16.4% of net sales, compared to $27.4 million, or 18.4% of net sales, in the first quarter of 2005. Excluding stock compensation expense, operating income was 18.0% of net sales in the first quarter of 2006. The attached table provides a reconciliation of the Company’s operating income excluding stock compensation expense to operating income according to GAAP. The $2.1 million amortization charge negatively impacted operating income as a percent of sales by approximately 130 basis points.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2006 was $32.8 million, or 20.8% of net sales, compared with EBITDA of $31.5 million, or 21.1%, in the first quarter of 2005. The attached table provides a reconciliation of the Company’s EBITDA to its net income. Stock compensation expense, which was not recognized in the first quarter of fiscal 2005, negatively impacted first quarter 2006 EBITDA as a percent of net sales by approximately 160 basis points.

Sybron’s effective tax rate in the first quarter of fiscal 2006 was 33.0%, compared with 32.0% in the first quarter of fiscal 2005. The higher effective tax rate is primarily the result of lower extraterritorial income exclusion benefit and an increase in the percentage of earnings coming from higher tax rate jurisdictions. The Company expects its annual effective tax rate, including any potential discrete adjustments to be approximately 32% to 34%. Discrete adjustments could include the reversal of tax contingency reserves due to the expiration of statutory limitations as well as certain foreign tax exposures. Further, the Company is evaluating the amount of foreign earnings to repatriate under the American Jobs Creation Act of 2004, which allows companies to repatriate cash into the United States at a special, temporary effective tax rate of 5.3%. Sybron’s current analysis indicates that between $10.0 million and $60.0 million may be repatriated with a potential tax expense of between $2.0 million and $5.0 million. This expense is not included in the annual rate estimates provided. The Company expects to be in a position to finalize its assessment later this year.

Net trade receivables were $97.6 million and days sales outstanding (DSOs) were 57.9 days at December 31, 2005, compared to 61.7 days at December 31, 2004.

Net inventory was $95.2 million at December 31, 2005 and inventory days were 119 days, compared to 149 days at December 31, 2004 and 118 days at September 30, 2005.

Please refer to the supplemental schedules, provided on the Financial Report’s section of Sybron’s Investor Relations web site for a detailed calculation of the Company’s DSOs and inventory days. The web site address is:

(http://investors.sybrondental.com/phoenix.zhtml?c=124926&p=irol-reportsOther)

The average debt outstanding for the quarter was $208.5 million with an average interest rate of 8.4%. The Company reduced its debt during the quarter by $2.1 million, leaving total debt outstanding at December 31, 2005 of $209.7 million.

Sybron’s cash and cash equivalents balance was $70.6 million at December 31, 2005, compared with $58.6 million at September 30, 2005.

Sybron’s capital structure was 33.4% debt and 66.6% equity at December 31, 2005, compared to 42.0% debt and 58.0% equity at December 31, 2004.

OUTLOOK

For the second quarter of fiscal 2006, Sybron expects revenue to range from $175 million to $180 million, and diluted earnings per share to range from $0.43 to $0.48, which reflects the adoption of SFAS 123R, “Share-Based Payment.” Stock compensation expense includes employee stock compensation expense of $2.6 million and a charge of $1.2 million related to the granting of stock options to the Company’s directors. Since the options granted to the directors will vest on the grant date, the entire amount of their expense will be recognized in the second quarter of fiscal 2006. Therefore, no expense related to director stock options is expected to be incurred in the third or fourth quarter of fiscal 2006. On a pro forma basis, excluding tax-effected stock compensation expense, diluted earnings per share is expected to range from $0.49 to $0.54. For additional information, please see the attached reconciliation of pro forma and GAAP results.

For the full fiscal year 2006, Sybron continues to expect revenue to range from $685.0 million to $705.0 million (with internal net sales growth between 6% and 9%). The Company’s revenue estimate for fiscal 2006 excludes the impact of potential acquisitions. Sybron also updated its full year, fiscal 2006 diluted earnings per share expectations, which it now expects to range from $1.75 to $1.90 (which also reflects the adoption of SFAS 123R). On a pro forma basis, excluding tax-effected stock compensation expense, diluted earnings per share is expected to range from $1.93 to $2.08. For additional information, please see the attached reconciliation of pro forma and GAAP results.

Commenting on the outlook for Sybron, Mr. Pickrell said, “We expect to see our sales results strengthen as we move through the year to result in the achievement of our financial targets. During the coming quarters, we expect to benefit from increasing production volumes of the Damon 3 metal bracket, the initiation of cross-selling efforts with the Oraltronics product line, and new product introductions in our endodontics, visualization and dental adhesive areas. In addition, our management team remains highly committed to controlling our expense levels, and we are optimistic that we will see improvement in our operating margin as sales increase.”

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Tuesday, February 7th, 2006 at 10:00 a.m. Pacific Time to review the information in this press release and respond to questions. The dial-in number for the call is (800) 553-0358 for domestic callers and (612) 332-0530 for international callers, passcode 815397.

A recorded replay of the conference call will be offered beginning at 1:30 p.m. Pacific Time on Tuesday, February 7th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 815397 for domestic callers and (320) 365-3844, passcode 815397 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Time on February 10th, 2006.

The live webcast and archived replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; organic growth; stock compensation expense; the demand for its products; the development, introduction and sales of new products; and the Company’s ability to reduce its manufacturing, selling, general and administrative expenses are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; its ability to develop and introduce new products; regulatory requirements; currency exchange rate fluctuations; distributor inventory adjustments; the intensity of competition; changes in the number of stock options granted or the number of options forfeited; and other factors affecting the Company’s business prospects discussed in filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the dental and medical professions.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2005	2004
Net sales	$158,031	$149,040
Cost of sales
Cost of products sold	68,031	63,673
Restructuring charges	10	—

Total Cost of sales	68,041	63,673

Gross profit	89,990	85,367
Selling, general and administrative expenses	61,254	57,488
Restructuring charges	16	—
Amortization of intangible assets	2,814	497

Total selling, general and administrative expenses	64,084	57,985

Operating income	25,906	27,382
Other income (expense)
Interest expense, net	(3,857)	(4,817)
Amortization of deferred financing fees	(413)	(415)
Other, net	47	(34)

Income before income taxes	21,683	22,116
Income taxes	7,155	7,077

Net income	$14,528	$15,039

Earnings per share:
Basic earnings per share	$0.36	$0.38

Diluted earnings per share	$0.35	$0.37

Weighted average basic shares outstanding	40,407	39,479
Weighted average diluted shares outstanding	42,029	41,068

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31, 2005	September 30, 2005
ASSETS
Current assets
Cash and cash equivalents	$70,609	$58,572
Accounts receivable (less allowance for doubtful receivables of $2,946 and $3,007 at December 31, 2005 and September 30, 2005, respectively)	97,630	112,500
Inventories	95,162	92,840
Deferred income taxes	6,572	7,788
Prepaid expenses and other current assets	11,123	12,261

Total current assets	281,096	283,961
Property, plant and equipment, net of accumulated depreciation of $120,411 and $117,252 at December 31, 2005 and September 30, 2005, respectively	85,863	87,762
Goodwill	293,433	295,306
Intangible assets, net	59,169	50,882
Other assets	32,852	32,507

Total assets	$752,413	$750,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,566	$20,135
Current portion of long-term debt	607	733
Income taxes payable	12,547	11,822
Accrued payroll and employee benefits	19,657	31,537
Accrued rebates	9,696	9,336
Accrued interest	609	3,519
Other current liabilities	13,148	15,412

Total current liabilities	75,830	92,494
Long-term debt	59,105	61,099
Senior subordinated notes	150,000	150,000
Deferred income taxes	29,166	16,405
Other liabilities	19,253	28,267

Total liabilities	333,354	348,265
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,489 and 40,395 shares issued and outstanding at December 31, 2005 and September 30, 2005, respectively	405	404
Additional paid-in capital	123,637	118,448
Retained earnings	279,369	264,841
Accumulated other comprehensive income	15,648	18,460

Total stockholders’ equity	419,059	402,153

Total liabilities and stockholders’ equity	$752,413	$750,418

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$14,528	$15,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,043	3,635
Amortization of intangible assets	2,814	497
Amortization of deferred financing fees	413	415
Loss on sales of property, plant and equipment	6	93
Provision for losses on doubtful receivables	193	483
Inventory provisions	635	1,377
Deferred income taxes	4,158	(525)
Tax benefit from issuance of stock under employee stock option plan	419	4,051
Changes in assets and liabilities, net of effects of businesses acquired:
Decrease in accounts receivable	14,931	8,707
Increase in inventories	(2,736)	(7,616)
Decrease in prepaid expenses and other current assets	1,138	1,149
Decrease in accounts payable	(569)	(926)
Increase (decrease) in income taxes payable	409	(3,112)
Decrease in accrued payroll and employee benefits	(11,880)	(3,753)
Increase in accrued rebates	360	1,774
Decrease in accrued interest	(2,910)	(2,684)
Decrease in other current liabilities	(2,264)	(1,093)
Net change in other assets and liabilities	994	2,295

Net cash provided by operating activities	24,682	19,806

Cash flows from investing activities:
Capital expenditures	(2,713)	(3,398)
Proceeds from sales of property, plant, and equipment	7	146
Net payments for businesses acquired	—	(45,975)
Payments for intangibles	(201)	(274)

Net cash used in investing activities	(2,907)	(49,501)

Cash flows from financing activities:
Proceeds from credit facility	48,700	59,000
Principal payments on credit facility	(50,758)	(34,160)
Settlement of derivative instruments	(8,384)	—
Principal payments on long-term debt	(62)	(219)
Proceeds from exercise of stock options	1,032	7,868
Proceeds received from employee stock purchase plan	1,149	748

Net cash provided by (used in) financing activities	(8,323)	33,237

Effect of exchange rate changes on cash and cash equivalents	(1,415)	5,503
Net increase in cash and cash equivalents	12,037	9,045
Cash and cash equivalents at beginning of year	58,572	40,602

Cash and cash equivalents at end of year	$70,609	$49,647

Reconciliation of First Quarter 2006 Internal Net Sales Growth

(in millions)

(unaudited)

	Professional Dental	Specialty Products	SDS
Net sales growth	4.3%	7.8%	6.0%
Add: sales decrease due to currency	2.4%	3.2%	2.8%
Less: non-organic increase due to acquisitions made in the previous twelve months	0.0%	4.2%	2.1%

Internal net sales growth	6.8%	6.7%	6.8%

Less: internal net sales growth from equipment	1.1%	-1.6%	-0.2%

Internal net sales growth of consumable products	5.6%	8.3%	7.0%

Domestic and international sales by segment
Domestic	$46.4	$36.1	$82.4
International	32.8	42.8	75.6

Total sales	$79.2	$78.8	$158.0

Internal net sales growth
Foreign			7.5%
Domestic			6.1%

Total			6.8%

Internal net sales growth is a non-GAAP measure and should not be considered a replacement for GAAP results.

Our management uses internal net sales growth to evaluate the underlying results and trends in the business. We also use internal net sales growth as a metric for evaluating the performance of members of senior management in the operating units. The difference between reported net sales growth (the most comparable GAAP measure) and internal net sales growth (the non-GAAP measure) consists of the impact of foreign currency and the non-organic growth related to acquisitions. Organic growth in acquisitions includes only the pro-forma growth which would have been realized if we had owned the acquired business in the prior period.

Internal net sales growth is a useful measure of our performance because it excludes items that: i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect our underlying growth, such as acquisitions. The limitation of this measure is that it excludes items that have an impact on our sales. This limitation is best addressed by using internal net sales growth in combination with the GAAP numbers.

Reconciliation of First Quarter 2006 and First Quarter 2005 EBITDA and Net Income

(in millions)

(unaudited)

	Q1 2006	Q1 2005
Net income	$14.5	$15.0
Add: income taxes	7.2	7.1
Add: net interest expense	4.2	5.3
Add: depreciation and amortization	6.9	4.1

Earnings before interest taxes depreciation & amortization	$32.8	$31.5

We view EBITDA as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating EBITDA, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of EBITDA to the comparable GAAP financial measures that are included in this press release and our financial statements, including the notes thereto, and the other financial information contained in our SEC filings and not to rely on any single financial measure to evaluate our business.

Our management uses EBITDA as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as EBITDA, to provide a financial measure by which to compare a company’s assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance.

The term EBITDA as used in this press release refers to, for any period, net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries and income from equity investments.

Set forth below are descriptions of the financial items that have been excluded from our net loss to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

•	The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of interest expense when evaluating our core operating performance.

•	Management does not consider income tax (benefit) expense when considering the profitability of our core operations. Nevertheless, the amount of taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.

•	Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.

•	(Loss) gain on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business.

Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Reconciliation of First Quarter 2006 GAAP and Pro Forma Results

(in millions, except per share amounts)

(unaudited)

	GAAP Results	Stock Comp Exp	Pro-Forma Results
Net sales	$158.0		$158.0
Cost of good sold	68.0	(0.1)	67.9
Cost of goods sold as a percent of net sales	43.1%		43.0%
Gross profit	90.0	0.1	90.1
Gross profit as a percent of net sales	56.9%		57.0%
Selling, general and administrative	64.1	(2.5)	61.6
Selling, general and administrative as a percent of net sales	40.6%		39.0%
Operating Income	25.9	2.6	28.5
Operating income as a percent of net sales	16.4%		18.0%

Net income	$14.5	$1.7	$16.3

Earnings per share	$0.35		$0.39

Shares used in computing fully diluted earnings per share	42.0		42.0

Operating income before stock option expense is a non-GAAP measure and should not be considered a replacement for GAAP results.

Operating income before stock option expense is a financial measure we use to evaluate the underlying results and operating performance of the businesses. The difference between operating income (the most comparable GAAP measure) and operating income before stock option expense (the non-GAAP measure) reflects the impact of adopting SFAS 123R on the current period results. The limitation of this measure is that it excludes an item that impacts the company’s current period operating income. This limitation is best addressed by using this measure in combination with operating income (the most comparable GAAP measure) because operating income before stock option expense does not reflect the impact of adopting SFAS 123R and may be higher than operating income (the most comparable GAAP measure). We believe operating income before stock option expense is a useful measure that allows investors to draw comparisons between operating results reported prior to adoption of SFAS 123R and the current period, which may mask underlying trends and make it difficult to give investors perspective on underlying business results.

Reconciliation of Estimated Second Quarter 2006 and Estimated Fiscal Year 2006 Pro Forma and GAAP Results

(in millions, except per share amounts)

(unaudited)

	Q2 2006		FY 2006
	Low	High	Low	High
Net sales	$175.0	$180.0	$685.0	$705.0
Pro forma net income	20.7	22.8	81.9	88.2
Less: employee stock compensation expense	2.6	2.6	10.2	10.2
Less: director stock grant expense	1.2	1.2	1.2	1.2
Plus: tax effect of including stock compensation expense	1.2	1.2	3.8	3.8

Net income, according to GAAP	$18.1	$20.2	$74.3	$80.6

Pro forma fully diluted earnings per share	0.49	0.54	1.93	2.08
Tax-effected impact of pro-forma stock compensation	0.06	0.06	0.18	0.18

Fully diluted earnings per share according to GAAP	$0.43	$0.48	$1.75	$1.90

Shares used in computing fully diluted earnings per share	42.2	42.2	42.4	42.4

Stock compensation expense indicated in the reconciliation table is based on the Company’s current expectations. The actual expense may differ materially from the Company’s estimate due to changes in the number of options granted or in the number of options forfeited. See the section of this Press Release entitled CAUTION REGARDING FORWARD-LOOKING STATEMENTS for a discussion of risks and uncertainties which may cause the Company’s actual stock compensation expense, as well as all other actual results, to differ materially from the estimates provided above.